UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Charles River Laboratories International, Inc.
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Charles River Laboratories International, Inc.
2012 Annual Meeting of Shareholders
Supplemental Information Regarding Proposal 2 —
Advisory Resolution on Our Executive Compensation (“Say on Pay”)

Commencing on or about May 1, 2012, the following materials will be used by officers, directors and employees of Charles River Laboratories International, Inc. to communicate about Proposal 2 – Advisory Resolution on Our Executive Compensation (Say on Pay) for the upcoming 2012 Annual Meeting of Shareholders to be held on May 8, 2012, and may be sent to certain shareholders.  This information supplements information contained in our definitive 2012 proxy statement dated March 30, 2012.  This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

To Our Valued Shareholders:

We request that you vote FOR Proposal 2 - Say on Pay.

•
Charles River’s board of directors has recommended shareholders vote “FOR” our Say on Pay proposal. Our compensation program both emphasizes and rewards pay for performance, and is designed to ensure that the interests of our named executives, including our CEO, are aligned with the interests of shareholders.

•
Certain proxy advisory firms have recommended an “AGAINST” vote on our Say on Pay proposal, citing a perceived misalignment between CEO pay and company performance. We seriously disagree with such recommendations and would like to take this opportunity to provide a fuller account of how our compensation program is performance oriented. Specifically, we would like to address a few issues that were raised by the report from Institutional Shareholder Services (ISS):

1.
ISS’ emphasis on peer group total shareholder return (TSR) does not take into account other financial metrics which were strong and focuses on a short-term financial metric that has not been shown to have correlation among the selected peers.

2.	We believe ISS uses a method to calculate our CEO pay for 2011 that substantially overstates the value of his pay and artificially inflates the magnitude of the prior equity granted to our CEO.
3.	ISS describes our equity awards as not being performance-based compensation; we believe they are.
4.	ISS’ recommendation is inconsistent with its own overall assessment of our CEO compensation and our compensation program, and its own prior recommendation.
5.	The ISS analysis does not take into account our compensation philosophy and program best practices.

1.
ISS’ emphasis on peer group total shareholder return (TSR) does not take into account other financial metrics which were strong and focuses on a short-term financial metric that has not been shown to have correlation among the selected peers.

•
ISS’ approach towards evaluating companies’ pay for performance alignment overemphasizes a single, short-term metric – TSR – to the exclusion of other metrics which we believe are more indicative of financial performance.  In fact, we achieved solid, improved financial performance in 2011.

•
We have never issued a dividend (and have no current intention of doing so), so our TSR is simply a measure of the change in our stock price.  While our stock price is one method of measuring our performance, it cannot be viewed in isolation or with excessive prominence.  Ideally, our stock price would have a direct relationship to our overall financial performance; however, the reality is that other factors beyond our control undoubtedly impact our stock price, including general financial and industry conditions, short-term fluctuations and volatility of the financial markets, rumor and speculation, trading volumes, investor rotation in or out of particular industry sectors, etc. We focus internally on performance metrics that we believe are important in driving our operating objectives and future investor returns.  In December 2010, taking into consideration feedback from our investors, we announced an intensified focus on four key initiatives that we view as critical to promote shareholder value creation and sustainable quality earnings:

o	Improving our consolidated operating margin;
o	Improving our free cash flow generation;
o	Disciplined investing in growth business; and
o	Returning value to shareholders.

We made significant progress in 2011 towards these key initiatives, as described in detail in our proxy statement, our annual report on Form 10-K, and other disclosures.

•
To ensure that our executive compensation program incentivizes our management to make progress on these key initiatives, we tie our annual incentive cash award program (EICP) to performance metrics that are connected to the four key initiatives: (1) non-GAAP earnings per share from continuing operations, (2) non-GAAP operating income, (3) revenue and (4) non-GAAP free cash flow.  In discussions with our shareholders, we believe they find these metrics important.  Based on these alternative financial metrics, there is close alignment between executive pay and our performance.  As the graphs below show, this alignment  is demonstrated by the close correlation from 2008 - 2011 between (1) the average total compensation paid (consistent with the Summary Compensation Table (SCT) found in our proxy statement) to our four named executives who have been continuously included in the SCT in those years and (2) our non-GAAP earnings per share from continuing operations during that period. A very similar alignment can be seen between our CEO pay and our performance during the same four-year period.

For purposes of these graphs, "Other" refers to the total average amounts set forth in the following columns in the SCT on page 38 of the Proxy Statement: (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings and (2) All Other Compensation. Information with respect to 2008 compensation is set forth in our 2011 Proxy Statement.  Please see Appendix A to the Proxy Statement for reconciliation of our non-GAAP EPS to GAAP EPS for 2008-2011.

•
We believe that our recent solid performance on certain operational performance metrics positions us well for longer-term growth.  In contrast, ISS’ singular focus on one-year and three-year TSR as a sole measure of performance is near-sighted.  TSR at the one and three year points is inherently a short-term measure that fails to consider the value to shareholder of long-term investment, objectives and initiatives.  Overemphasis on TSR risks incentivizing management to attempt to boost stock price in the short term in order to improve compensation. We have designed compensation programs that are intended to incentivize our management to focus on operational successes.

•
Determining TSR based on a single date in time does not produce an appropriate measure of company performance and presents a skewed picture of the company’s performance in the short term.  For example, by simply changing the 12-month TSR measurement date by 45 days from December 31, 2011 to February 15, 2012 (following our full-year earnings release), our one-year TSR changes from -23.10% to -5.8% and our three-year TSR changes from 1.42% to 8.2%, which demonstrates the weakness and arbitrary nature of this approach in assessing performance.

•	Overreliance on TSR is compounded in ISS’ analysis by further comparing Charles River’s TSR to that of an inappropriate group of “peer” companies.

o
We have historically selected our peer group for compensation-setting purposes by identifying companies that are similar to us in terms of size, industry and stage of development.  Our peer group has been primarily comprised of similarly sized companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies both in the greater Boston area and globally who compete directly with us for scientific and management talent.  This peer group is reviewed and updated annually by our Compensation Committee, with input from our independent compensation consultants.

o
ISS’ formulaic approach compiles a peer group comprised of 14 to 24 companies selected using market capitalization and revenue within a specific Global Industry Classification Standard (GICS).  Examining the peer group that ISS selected for Charles River, all appear to fall within the same 4-digit GICS code (3520), but are diverse in sub-industry – ranging from other contract research organizations (CROs) to biotechnology and pharmaceutical companies – and geography.  In addition, only 4 companies overlap between the peer group we selected for compensation purposes and the peer group that ISS selected. Furthermore, of the 14 companies ISS identified as our peers, only two themselves identify Charles River as their peer in their most recent proxy filing: Covance and Parexel, both of whom are in our 2011 and 2012 peer group. Since the remaining 86% of the ISS peer group companies do not view Charles River as peers, it is fair to question the appropriateness of ISS viewing them as our peers.

o
Reliance on peer group pay-for-performance comparisons is premised on assumptions that the peer group utilized for compensation-setting purposes should be the same peer group utilized for financial performance (i.e. TSR) comparison – a position we believe is unfounded.  For this thesis to be valid, there should be evidence of stock price correlation among the peer group members, or at a minimum, among companies sharing the same GICS code.  Instead, independent research has shown this is not the case, and that comparing the returns of unrelated companies, which respond and react to different market forces, can potentially yield very biased results and lead to false conclusions about relative performance.  Specific to Charles River, this same research demonstrates that within the 3520 GICS code, companies generally do not possess much alignment in stock price movement.1  Accordingly, it is unreasonable to assess the validity of a company’s CEO compensation practices via a process based heavily on a review of one- and three-year TSRs as compared to GICS peer groupings.

o
Charles River is a unique life sciences contract research organization (CRO). We are the only publicly traded CRO with a business model dedicated almost exclusively to the early-stage drug development platform (from research models and associated services, to non-regulated discovery services, to regulated safety assessment).  Spending by our clients on our products and services is highly dependent on fluctuations in the early-stage budgets of our clients, particularly in the biopharmaceutical industry.  In recent years, dramatic changes in the global biopharmaceutical industry have impacted industry participants differently.  For example, late-stage CROs have generally weathered this period better than early-stage CROs such as us (yet would have the same

1 Source: Radford Review: Should GICS Codes be Used in Pay-For-Performance Comparisons? August 2011;
http://www.radford.com/home/ccg/valuation_services/Whitepaper_GICS_Codes_PayForPerformance.pdf.

3520 GICS code), as biopharmaceutical companies have chosen to focus on their late-stage drug development activities at the expense of early-stage spending.  Accordingly, while assembling a viable peer group for purposes of our compensation-setting is a perpetual challenge, it is extremely difficult to craft a viable Charles River peer group solely for TSR comparison purposes.

2.	We believe ISS uses a method to calculate our CEO pay for 2011 that substantially overstates the value of his pay and artificially inflates the magnitude of the prior equity granted to our CEO.

•
ISS valued our CEO’s stock option grant at nearly 50% higher than the valuation reported in the Summary Compensation Table of our proxy statement, an additional $775,000 over Charles River’s $1.605 million valuation. Our valuation of stock options was determined in accordance with generally accepted accounting principles in the United States (GAAP) and is consistent with SEC disclosure rules. We believe the assumptions we made are appropriate and reasonable, in part due to the fact that this results in the same value used for purposes of recording our compensation expense in our audited financial statements.

•
The expected life (term) of the stock options and the volatility of our stock price are key inputs used in the Black-Scholes model that both we and ISS use to determine the value of a stock option grant.

o
ISS’ calculation of these two metrics results in the ISS Black-Scholes value (BSV) of stock options granted to be significantly higher than the BSV we calculate and use in accordance with GAAP. ISS uses the full seven-year term of our stock options as the expected life (term) in its BSV calculations, which is significantly higher than the expected life (term) that we use.  Our calculation of the expected life (term) is the average time period from grant date to exercise date (or grant date to cancellation date), as derived from an analysis of actual exercise behavior among those who hold stock options.  The resulting figure is significantly less than seven years, and is a more accurate reflection of the expected life (term) of stock options granted.

o
The ISS calculation assumed a volatility of our common stock price based on the historical three-year stock price volatility measured on a daily basis from the date of grant. This three-year period, from 2008 through 2011, was a period of unprecedented volatility in stock prices due to general economic instability and accelerated change in the CRO and biopharmaceutical industries which we do not believe is likely to be repeated. As such, ISS’ volatility assumption significantly overstates a reasonable expectation of the volatility of our common stock over the term of the options.

o
In contrast, we used an expected volatility based, in accordance with GAAP, on the historical volatility of our stock price for the time period that most closely aligns with the expected option life (term) as calculated using the method described above.  We measured historical stock prices with consistent frequency over the most recent historical period in line with our options’ expected life (term) at the time of the grant and believe that the resulting volatility calculation is the most appropriate figure to use in determining the BSV of our stock options.

•
ISS contends that one reason additional shares of time-based equity should not be awarded to our CEO is because he “already owns 2.9 percent of shares outstanding,” which we believe to be an overstatement.  We report our CEO’s ownership at 2.9% because SEC rules require us to include all equity awards a named executive has the right to acquire within 60 days.  This includes both (a) underwater stock options and (b) all unvested shares of our restricted stock awards (which have voting rights). The 1,475,916 shares beneficially owned by our CEO includes 1,084,681 stock options, and of those stock options, only 53,312 were “in the money” based on the $27.33 stock price at the end of our fiscal year (which ISS uses to calculate TSR).  Accordingly, the total shares owned by our CEO which has value was  substantially less than 2.9% as follows:

Shares reported as beneficially owned in proxy statement:	1,475,916
Less, underwater stock options based on end-of-year stock price:	(1,031,369)
Less, unvested restricted shares as of end of year:	(107,125)
Plus, restricted shares vested in February 2012	41,300
Less, unvested restricted shares granted February 2012	(88,950)

Total CEO shares/options with value:	289,772

This number is only approximately 1/5th the total that ISS cites.

3.	We disagree with ISS’ characterization of our equity awards as something other than performance-based compensation.

•
We view long-term equity incentive awards (and particularly our stock option awards) as performance-based compensation. Stock options have no intrinsic value to the recipient until the stock price increases above the option exercise price, which we set at the fair market value (closing price) on the date of grant. Similarly, our restricted stock awards have significant value volatility based on our stock price.  The performance nature of these awards is reinforced by their four-year vesting schedules, which also permit these awards to help us to achieve our objectives of attracting and retaining key executive talent, linking named executive pay to our performance, and aligning the long-term interests of our named officers with those of our shareholders.

•
Accordingly, from our perspective, our CEO’s 2011 compensation was primarily variable, based on performance and aligned with shareholder interests. As discussed in our proxy statement, 76% of our CEO’s intended 2011 core compensation was comprised of compensation based upon our performance—12% from our annual cash incentive awards (EICP) and 64.3% in long-term equity incentives.

•
Contrary to ISS’ contention that we do not “necessarily consider company performance or individual performance when making” equity grants, as described in our proxy statement, the equity grants to our named executives, including our CEO, are significantly influenced by their individual contributions.  Each named executive is evaluated on a 1 to 8 rating scale corresponding to the level of contributions to our company’s performance during the prior fiscal year.

•
An example of the performance-based nature of our long-term equity awards can be found in the chart of “Outstanding Equity Awards at Fiscal 2011 Year End” on page 42 of the proxy statement.  As of the end of our last fiscal year, there was only a single grant of stock options (from our general annual grants) that had intrinsic value; all others were “underwater.”  (Similarly, the value of any vested restricted stock would have reflected diminished actual value as compared to the grant date fair value of that award.)  Accordingly, our named executives (including our CEO) will only realize the value of these awards should our stock price improve.  This is appropriate and consistent with our compensation program’s pay-for-performance philosophy, and evidence of the inherent performance element in our long-term equity awards.

4.	ISS’ recommendation is inconsistent with its own overall assessment of our CEO compensation and our compensation program, and ISS’ own prior recommendation.

•
ISS’s calculations indicate that our CEO pay is in line with the peers selected (0.99 of the median total pay).  This takes into account the inflated value of CEO pay that ISS chooses to use ($6,267,000), as compared to the total compensation that we report as required by the SEC ($5,491,842).

•
In its analysis of governance risk indicators, ISS has indicated that our compensation merits a “medium” concern, not a “high” concern.  The specific areas that ISS evaluates are:  (1) our non-performance based pay elements for our CEO, (2) our Peer Group, (3) Severance/Change-in-Control Arrangements, (4) Compensation Committee Communication & Responsiveness, and (5) Pay for Performance.  Only in this last area does ISS indicate a “high” concern, with the other elements of our compensation program serving as sufficient mitigating factors that we received an overall “medium” concern.

•
Last year ISS recommended a vote FOR our executive compensation, and also indicated they had a   “medium” concern with our compensation.  As related specifically to the Pay-for-Performance analysis, ISS indicated that they “did not find a pay for performance disconnect .…”

•
Last year, 77.5% of our shareholders concurred with ISS and approved the 2011 SOP vote.  We believe this indicated that shareholders were largely supportive of Charles River’s approach towards executive compensation and our compensation program generally.  In nearly every aspect, our 2011 compensation program is identical to and consistent with the compensation program that was in place when ISS provided its 2011 recommendation.  In fact, all of the core elements for 2011compensation were in place, established and had been described in our 2011 proxy statement at the time that ISS issued its 2011 recommendation.  Thus, it is fair to say that the 2011 compensation program that ISS now opposes is largely indistinguishable from the 2010 compensation program that ISS approved of last year.  While we are committed to continually refining and improving our executive compensation program (as noted by changes for 2012 to our peer group and EICP Plan award program described in our proxy statement), other than ISS’

overemphasis on TSR as a performance metric, there is no specific reason we can identify for ISS’ recommendation change.  Given the careful thinking and analysis that our Compensation Committee invests in designing our executive compensation program, we believe that shareholders support and demand a program that consistently connects pay and performance rather than one that is reactively modified in light of short-term stock price fluctuations.
•
Curiously, given its heavy emphasis on our CEO’s 2011 long-term incentive equity grants, ISS does not appear to factor in that by its own calculations, the value of the 2011 grant decreased by approximately 5% from 2010 ($4.175 million to $3.976 million).  Furthermore, using the grant date fair value of our equity awards required to be included in the SCT, the actual decrease in the value is closer to 7.5%.  It appears that ISS is predominantly basing its negative recommendation on an element of our compensation package that actually had a noticeable decrease in value from last year, when ISS was satisfied with our compensation package.  ISS also does not discuss the magnitude of our CEO’s equity grants as compared to the peer group, as it appears to be very much in line with other CEOs’ equity in the peer group.

5.	The ISS analysis does not take into account our compensation philosophy and program best practices.

•
ISS’ analysis fails to provide us with sufficient credit for the changes and improvements we have made to our compensation philosophy and practices over the past several years. In particular, as described in more detail in our proxy statement, starting in 2009 and continuing through 2012, we have taken steps to moderate or eliminate elements in the following areas:

o	Compensation Strategy: We reduced our targeted total Long-Term Equity Incentive awards and targeted Total Direct Compensation percentile range.
o
Base Salaries:  We only increased base salaries very modestly over the past four years. In 2009 we froze salaries for most of our workforce, including our named executives, and while that has since been lifted, the average annualized merit increase was 2.1% per year for our named executives overall from 2008-2012.

o	Annual Cash Incentive Awards: We have reduced targeted bonus payouts for each goal under our Executive Incentive Compensation Plan (EICP) since 2009 and continuing into 2012.
o
Perquisites:  We eliminated the majority of individual perquisites/benefits, and associated tax gross-ups, available to our officers, replacing them in 2010 with our Corporate Officer Discretionary Allowance (CODA) program.

o	Retirement Plan Contributions: We reduced our 401(k) matching contribution by approximately 33.3%.
o	Severance: We reduced the severance plan benefits for involuntary termination situations available to corporate officers under our Officer Separation Plan.

•	We maintain existing compensation practices that represent strong corporate governance, including:
o	a cap on annual EICP bonus opportunity, even for exceptional performance;
o	limited executive perquisites;
o	stock ownership guidelines that align executives’ interests with those of shareholders and which increase with the level of the executive’s responsibility;
o	prohibitions on executives trading derivative securities and hedging the economic risk of ownership of our stock;
o	an annual risk assessment of our pay practices;
o	an annual shareholder advisory vote on executive compensation;
o	no employment agreements with our named executives, who remain employed “at will”;
o	an intent to implement a Dodd-Frank compliant clawback policy as soon as the requirements of such clawbacks are more clearly defined by the SEC;
o	a Compensation Committee comprised entirely of independent directors; and
o	engagement of independent compensation consultants.

Conclusion

•	The ISS perceived pay and performance disconnect has little to do with relevant company performance metrics, and is inappropriately influenced by ISS’ rigid opposition to time-vesting equity.

•	In 2011, Charles River substantially improved performance based on a number of our key financial measures and objectives.
•	Most of this information is discussed in greater detail in our proxy statement dated March 30, 2012, which we encourage you to read.
•	Our board of directors urges shareholders to vote “FOR” Proposal 2.
•
Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.